Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

We consent to the incorporation by reference in this Registration Statement on Form S-8 and in related Prospectus, of our report dated October 2, 2014, relating to our audit of the consolidated financial statements of NetSol Technologies, Inc., included in and incorporated by reference in the Annual Report on Form 10-K of Netsol Technologies, Inc. for the year ended June 30, 2014.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
October 2, 2014